Exhibit (j)(2)
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Legg Mason Partners Equity Trust
We consent to the use of our report, dated March 24, 2009, incorporated herein by reference, for Legg Mason Partners Lifestyle Allocation 100%, Legg Mason Partners Lifestyle Allocation 85%, Legg Mason Partners Lifestyle Allocation 70%, Legg Mason Partners Lifestyle Allocation 50%, Legg Mason Partners Lifestyle Allocation 30% and Legg Mason Partners Lifestyle Income Fund, each a series of Legg Mason Partners Equity Trust, as of January 31, 2009, and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
New York, New York
May 27, 2009